Exhibit 99.8

Dated 15 December 2009

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

(formerly know as Close Joint-Stock Company “First Ukrainian International bank”)

as Borrower

STANDARD BANK PLC

acting as Lender

SECOND SUPPLEMENTAL LOAN AGREEMENT

Ref: JE/ES/EBG

Linklaters LLP

Table of Contents

Contents		Page

1	Definitions and interpretation	2

2	Amendments	2

3	Borrower’s Representations and Warranties	6

4	Assignments and Transfers	6

5	Status of the Loan Agreement	6

6	Contracts (Rights of Third Parties) Act 1999	6

7	Law and Jurisdictions	6

8	Single Agreement	6

9	Counterparts	7

10	Governing Language	7

11	NBU Registration	7

THIS SECOND SUPPLEMENTAL LOAN AGREEMENT is dated 15 December 2009 and made between:

(1)	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (formerly known as Close Joint-Stock Company “First Ukrainian International bank”) a public joint-stock company incorporated under the laws of Ukraine whose registered office is at 2A Universitetskaya Street, Donetsk, 83001, Ukraine, as borrower (the “Borrower”); and

(2)	STANDARD BANK PLC a public limited company incorporated under the laws of England, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom, as lender (the “Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a loan (the “Original Loan”) in the amount of U.S.$150,000,000 on the terms and subject to the conditions of a loan agreement dated 8 February 2007 (the “Original Loan Agreement”).

(B)	At the request of the Borrower, the Lender increased the Original Loan by U.S.$125,000,000 (the “Further Loan”) and the Lender and the Borrower have supplemented the Original Loan Agreement to give effect to the increase in the Original Loan and have entered a supplemental loan agreement dated 17 May 2007 (the “First Supplemental Loan Agreement”, the Original Loan Agreement as amended by the First Supplemental Loan Agreement, the “Loan Agreement”) for such purposes.

(C)	The repayment date, the rate of interest, the frequency of the payment of interest and the name of the Borrower under the Loan Agreement will be amended as set out in this Second Supplemental Loan Agreement.

(D)	This Second Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Loan Agreement.

1	Definitions and interpretation

Terms defined or construed in the Loan Agreement shall have the same meaning when used in this Second Supplemental Loan Agreement.

2	Amendments

With effect from the date of the registration with the National Bank of Ukraine (“NBU”) of the Borrower’s notification as set out in Clause 11 (NBU Registration), the Loan Agreement shall be amended as follows:

2.1	Amended Definitions

Clause 1.1 of the Loan Agreement shall be amended as follows:

2.1.1	adding the following definitions:

“”Amendment Borrowing Date” means the Settlement Date”;

“”Partial Repayment Date” means 16 February 2010”;

“”Partial Repayment Notice Date” means 29 December 2009 (or such date as may be agreed between the Lender and the Borrower, which shall be no later than two Business Days prior to the Settlement Date)”;

“”Settlement Date” means 31 December 2009 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Funding Instruments has been validly passed in relation to certain amendments to the terms of the Funding Instruments as set out in a notice of meeting to such holders on 25 November 2009)”;

2.1.2	the definition of “First Interest Payment Date” shall be deleted and replaced with the following:

““First Interest Payment Date” means 31 March 2010”;

2.1.3	the definition of “First Interest Period” shall be deleted and replaced with:

““First Interest Period” means the period beginning on and including the Amendment Borrowing Date and ending on (but excluding) the First Interest Payment Date;”

2.1.4	the definition of “Interest Payment Date” shall be deleted and replaced with the following:

““Interest Payment Date” means 31 March, 30 June, 30 September and 31 December in each year in which the Loan remains outstanding with the last Interest Payment Date falling on the Repayment Date”;

2.1.5	paragraph (m) of the definition of “Permitted Security Interests” shall be deleted and replaced with the following:

“(m) Security Interests:

(i)	granted by the Borrower in favour of the NBU pursuant to:

(A)	the UAH520,000,000 Loan Agreement No. 040825 between the Borrower as borrower and NBU as lender dated 9 December 2008;

(B)	the UAH500,000,000 Loan Agreement No. 1 between the Borrower as borrower and NBU as lender dated 22 January 2009; and

(C)	the UAH1,336,900,000 Loan Agreement No. 2 between the Borrower as borrower and NBU as lender dated 20 March 2009;

and

(ii)	(whether by way of collateral or otherwise) which the Borrower may be required to grant to the NBU pursuant to any law or regulation applicable to the Borrower; and

(n) any Security Interest arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by a Security Interest permitted by any of the above exceptions, provided that the Indebtedness thereafter secured by such Security Interest does not exceed the amount of the original Indebtedness and such Security Interest is not extended to cover any property or class of property not previously subject to such Security Interest;”;

2.1.6	the definition of “Rate of Interest” shall be deleted and replaced with the following:

““Rate of Interest” means 11 per cent. per annum”; and

2.1.7	the definition of “Repayment Date” shall be deleted and replaced with the following:

““Repayment Date” means 31 December 2014;”.

2.2	Amended Clauses

The following clauses of the Loan Agreement shall be amended as follows:

2.2.1	Clause 4 (Interest Periods) of the Loan Agreement shall be deleted and replaced with the following:

“The Borrower will pay interest to the Lender quarterly in U.S. dollars on the outstanding principal amount of the Loan from time to time at the Rate of Interest, calculated in accordance with the provisions of this Agreement (including, without limitation, Clause 5.2 (Calculation of Interest)). Interest shall accrue on the Loan from and including the Amendment Borrowing Date. Each period beginning on (and including) the Amendment Borrowing Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date or the Repayment Date is herein called an “Interest Period”. Subject as provided in Clause 5.2 (Calculation of Interest), interest on the Loan will cease to accrue on the date for repayment thereof unless payment of principal is improperly withheld or refused, in which event interest will continue to accrue (before and after any judgement) at the Rate of Interest to (but excluding) the date on which payment in full of the outstanding principal amount of the Loan is made.”;

2.2.2	Cause 5.1 (Payment of Interest) of the Loan Agreement shall be deleted and replaced with the following:

“The Borrower shall pay to the Account accrued interest on the outstanding principal amount of the loan quarterly in arrear in respect of each Interest Period (including the First Interest Period) calculated in accordance with Clause 5.2 (Calculation of Interest) not later than 11.00 a.m. (New York City time) on the Business Day falling two Business Days prior to the Interest Payment Date on which such Interest Period ends which, in the case of the First Interest Period, is the First Interest Payment Date.”;

2.2.3	Clause 5.2 (Calculation of Interest) of the Loan Agreement shall be deleted and replaced with the following:

“The Borrower shall calculate the amount of interest accrued on the Loan on a monthly basis. The amount of interest payable in respect of the Loan for any Interest Period (other than the First Interest Period) shall be calculated by applying the Rate of Interest to the outstanding principal amount of the Loan, dividing the product by four and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). The amount of interest payable in respect of the Loan for any other period (including the First Interest Period) shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. The Borrower’s calculations of the amount of interest accrued on the Loan shall be subject always to Clause 20.1 (Evidence of Debt).”

2.3	Additional Clauses

The Loan Agreement shall be amended by the insertion of the following provisions:

2.3.1	Inserting the following Clause 5.4 into the Loan Agreement directly after clause 5.3:

“5.4	Payment of Accrued Interest

The Borrower shall pay to the Lender on the Settlement Date all accrued and unpaid interest on the Loan from and including the last date on which a payment of interest was made (being 16 August 2009) up to (but excluding) the Settlement Date.”;

2.3.2	Inserting the following Clause 7.3A into the Loan Agreement directly after clause 7.3:

“Partial	Repayment

The Borrower shall on the Partial Repayment Notice Date, deliver to the Lender, the Principal Paying Agent and the Trustee, a written notice, which shall be irrevocable, stating that it shall repay such amount of the Loan as is equal to the aggregate principal amount of the Funding Instruments to be redeemed by the Issuer (the “Partial Repayment Amount”) on the Partial Repayment Date. Following provision of such notice, the Borrower shall repay the Loan in part in the Partial Repayment Amount on the Partial Repayment Date together with interest accrued on the Partial Repayment Amount to such date.”

2.3.3	Inserting the following Clause 14.3A into the Loan Agreement directly after clause 14.3:

“14.3A	Capital Investment

The shareholders of the Borrower fail to provide or procure an investment in the Borrower in an amount equivalent to U.S.$50,000,000 in the form of a subordinated loan and/or a share subscription or any other form of equity contribution by 31 December 2010.”;

2.4	General Amendments

The following amendments shall be made to the Loan Agreement.

2.4.1	All references in the Loan Agreement to “Loan Participation Notes due 2010” shall be deleted and replaced with “Loan Participation Notes due 2014”;

2.4.2	All references in the Loan Agreement to “9.750 per cent.” shall be deleted and replaced with “11 per cent.”; and

2.4.3	All references in the Loan Agreement to “Close Joint-Stock Company “First Ukrainian International bank”” shall be deleted and replaced with “PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”” reflecting the change of name of the Borrower.

3	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 11.1 (Status) to Clause 11.18 (Subsidiaries), excluding Clause 11.10 (No Default) and 11.13 (No Material Adverse Change), in the Original Loan Agreement as of the date hereof with reference to the facts and circumstances existing at the date hereof and acknowledges that the Lender has entered into this Second Supplemental Loan Agreement in reliance on those representations and warranties.

4	Assignments and Transfers

4.1	Binding Agreement

This Second Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

4.2	Provisions of the Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Loan Agreement shall apply to this Second Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

5	Status of the Loan Agreement

Save for the amendments to the Loan Agreement effected by this Second Supplemental Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect and the Loan Agreement with effect from the date of the registration with the NBU of the Borrower’s notification as set out in Clause 11 (NBU Registration) shall be read and construed as one document with this Second Supplemental Loan Agreement.

6	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Second Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Second Supplemental Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7	Law and Jurisdictions

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Clause 23 (Law and jurisdiction) of the Original Loan Agreement shall apply to this Second Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

8	Single Agreement

This Second Supplemental Loan Agreement shall be read as one with the Loan Agreement so that all references in the Loan Agreement to “this Agreement” are deemed to refer also to this Second Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Loan Agreement and this Second Supplemental Loan Agreement, the provisions of this Second Supplemental Loan Agreement shall override inconsistent provisions of the Loan Agreement.

9	Counterparts

This Second Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Second Supplemental Loan Agreement by executing any such counterpart.

10	Governing Language

This Second Supplemental Loan Agreement is executed in the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Second Supplemental Loan Agreement or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Second Supplemental Loan Agreement, the English version of this Second Supplemental Loan Agreement shall prevail.

11	NBU Registration

This Second Supplemental Loan Agreement shall become effective on the date of the registration with the NBU of the Borrower’s notification to the Loan Agreement made thereto by virtue of this Second Supplemental Loan Agreement, which shall be evidenced by the registration notation of the NBU.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

STANDARD BANK PLC

By:

By: